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                      October 14, 2020

       John Vandemore
       Chief Financial Officer
       Skechers U.S.A., Inc.
       228 Manhattan Beach Blvd.
       Manhattan Beach, CA 90266

                                                        Re: Skechers U.S.A.,
Inc.
                                                            Form 10-Q for the
Period Ended June 30, 2020
                                                            Filed August 7,
2020
                                                            File No. 001-14429

       Dear Mr. Vandemore:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing